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                                                                   EXHIBIT 10.45

             AGREEMENT FOR PURCHASE AND SALE OF MEMBERSHIP INTEREST
                          AND JOINT ESCROW INSTRUCTIONS

            This AGREEMENT FOR PURCHASE AND SALE OF MEMBERSHIP INTEREST AND JOINT ESCROW INSTRUCTIONS ("Agreement") is made and entered into as of May 28 2003, by and between BANKAMERICA REALTY SERVICES, INC., a Delaware corporation ("Seller"), and MAGUIRE PARTNERS -- GLENDALE, LLC, a California limited liability company ("Buyer"). Capitalized terms in this Agreement shall have the meanings as defined herein, or, if not defined herein, shall have the meanings given such terms in the Operating Agreement (as defined in Recital A below).

                                    RECITALS

            A. Buyer and Seller entered into that certain Amended and Restated Operating Agreement dated as of March 5, 1996, as amended by that certain Amendment to Amended and Restated Limited Liability Operating Agreement dated as of December 11, 2000 (as amended, the "Operating Agreement"), concerning the establishment and operation of Maguire Partners-Glendale Center, LLC, a California limited liability company (the "Company"). Buyer and Seller are the sole members of the Company.

            B. Maguire Partners-611 N. Brand LLC, a Delaware limited liability company ("Maguire 611 "), owns and operates an office building project commonly known as "Glendale Center" situated on Brand Boulevard in the City of Glendale, State of California (the "Project"), as more particularly depicted on the Site Plan attached hereto as Exhibit A (the "Site Plan"). Company is the sole member of Maguire 611.

            C. The parties desire to enter into this Agreement to set forth the terms and conditions on which Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of Seller's Membership Interest in the Company, along with certain other matters related to the foregoing.

                                    AGREEMENT

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

            1. ACQUISITION OF SELLER'S MEMBERSHIP INTEREST IN THE COMPANY. Buyer hereby agrees to purchase from Seller and Seller hereby agrees to sell to Buyer, all of Seller's right, title and interest in and to all of Seller's Membership Interest in the Company under the operating Agreement, in accordance with and subject to the terms and provisions of this Agreement.

               1.1 Purchase Price. The purchase price for Seller's Membership Interest in the Company shall be Fifty-Three Million Dollars ($53,000,000) (the "Purchase Price"). The Purchase Price shall be payable as follows:

                  1.1.1 Deposit. Within forty-eight (48) hours after execution of this Agreement, Buyer shall deposit or cause to be deposited with Escrow Holder the sum of Two Hundred Fifty Thousand Dollars ($250,000) (the "Deposit") in cash pursuant to Section 1.1.3 below. The Deposit shall be released to Seller immediately upon payment to Escrow Holder by Buyer and shall be non-refundable to Buyer, except upon a default by Seller or as otherwise provided herein. Seller shall invest the Deposit in a federally insured interest bearing account of Seller's choice with interest accruing at the rate of one percent (1%) per annum for the benefit of Buyer. All interest accruing on the Deposit during the term of this Agreement shall be added to,


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         and considered as a part of, the Deposit. The Deposit shall be applied to the Purchase Price at the Close of Escrow (as defined below).

                  1.1.2 Purchase Price Balance. At least one (1) business day prior to the Close of Escrow, Buyer shall deposit with Escrow Holder in cash or cash equivalent pursuant to Section 1.1.3 below, the sum of (i) the Purchase Price, (ii) less the aggregate sum of the Deposit and the Closing Extension Deposit (as defined below) (if made by Buyer) (the "Purchase Price Balance"), and (iii) plus Buyer's Escrow charges and all other cash charges payable in accordance with this Agreement.

                  1.1.3 Form of Payment. All money payable under this Agreement, including, without limitation, the Deposit, the Closing Extension Deposit, the Purchase Price Balance, or otherwise, shall be paid in cash or by wire transfer of immediately available federal funds of the United States.

               1.2 Escrow. The parties shall open an escrow (the "Escrow") with Commerce Escrow Company ("Escrow Holder") at 1545 Wilshire Boulevard, Suite 600, Los Angeles, California 90071, Attention: Mr. Mark Minsky, to consummate the transfer of Seller's Membership Interest in the Company to Buyer. The parties agree to execute, deliver and be bound by any reasonable and customary supplemental escrow instructions of Escrow Holder or other instruments that may reasonably be required by Escrow Holder in order to consummate the transaction contemplated by this Agreement. Any such supplemental instructions shall not conflict with, amend or supercede any portions of this Agreement. If there is any conflict or inconsistency between such supplemental instructions and this Agreement, this Agreement shall control.

               1.3 Closing. The "Closing Date" shall mean on or before July 15, 2003 (as such date may be extended until October 31, 2003 in accordance with this Section 1.3) and the "Close of Escrow" shall mean the date that Escrow Holder delivers to Seller the Purchase Price and all other amounts payable to Seller in accordance with this Agreement. Provided that Buyer is not in default under this Agreement, Buyer shall have the right to extend the Closing Date ("Extension Option") until October 31, 2003 by delivering to Escrow Holder in cash or cash equivalent pursuant to Section 1.1.3 an extension payment ("Closing Extension Deposit") in the amount of Seventy-Five Thousand Dollars ($75,000) on or before July 15, 2003 unless this Agreement is terminated pursuant to Section
1.10. The Closing Date shall be deemed extended until October 31, 2003 upon Buyer's payment of the Closing Extension Deposit. The Closing Extension Deposit shall be released to Seller immediately upon payment to Escrow Holder by Buyer and shall be non-refundable to Buyer, except upon a default by Seller or as otherwise provided herein. The Closing Extension Deposit shall be applied to the Purchase Price at the Close of Escrow.

                  Notwithstanding any contrary provision hereof, Buyer shall have the right to accelerate the Closing Date to any date prior to the applicable Closing Date set forth above, by delivery of written notice not less than five (5) business days prior the accelerated Closing Date designated by Buyer. If Buyer designates an early Closing Date pursuant to this paragraph, Buyer shall have the right to postpone the Closing Date one or more times by subsequent written notice to Seller, provided that the Closing Date shall not be later than July 15, 2003 (or October 31, 2003, as applicable if Buyer validly exercises the Extension Option).


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               1.4 Conditions Precedent to the Close of Escrow.

                  1.4.1 Conditions to Buyer's Obligations. Buyer's obligations with respect to the Close of Escrow are subject to the satisfaction (or written waiver by Buyer) of the following conditions precedent:,

                     1.4.1.1 As of the Closing Date, Seller shall have performed in all material respects each of the obligations required to be performed by Seller under this Agreement.

                     1.4.1.2 All representations and warranties made by Seller under this Agreement shall be true and correct in all material respects as of the Closing Date.

                     1.4.1.3 There shall have been no material adverse change to the physical condition of the Project resulting from a damage, casualty or condemnation subsequent to the date of this Agreement.

                     1.4.1.4 The condition described in Section 1.4.2.4 below shall have been satisfied.

                     1.4.1.5 Buyer shall have received an estoppel certificate from Bank of America NT & SA ("B of A") with respect to the Office Lease dated March 5, 1996, between Maguire 611, as successor landlord, and B of A, as tenant, with respect to space in the Project (the "B of A Lease") in the form of Exhibit B attached to this Agreement.

                  1.4.2 Conditions to Seller's Obligations. Seller's obligations with respect to the Close of Escrow are subject to the satisfaction (or written waiver by Seller) of the following conditions precedent:

                     1.4.2.1 As of the Closing Date, Buyer shall have performed in all material respects each of the obligations required to be performed by Buyer under this Agreement.

                     1.4.2.2 All representations and warranties made by Buyer under this Agreement shall be true and correct in all material respects as of the Closing Date.

                     1.4.2.3 If required in order to consummate the transaction evidenced by this Agreement, Buyer shall have obtained the consents of (a) Credit Suisse First Boston Mortgage Company LLC ("Credit Suisse") under the existing loan documents ("Credit Suisse Loan Documents") evidencing the $37,000,000 loan from Credit Suisse to Maguire 611, (b) Disney Enterprises, Inc. ("Disney") under that certain Glendale Center Distribution Agreement ("Disney Distribution Agreement") dated as of March 1, 1996 and (c) any other third-parties to the transfer of Seller's Membership Interest in the Company to Buyer pursuant to this Agreement.

                     1.4.2.4 Maguire 611 and B of A shall have executed an amendment to the B of A Lease in the form attached hereto as Exhibit C (the "Amendment to Lease") that provides for the following: (a) Effective on the Closing Date (as defined in the Agreement) until October 31, 2010, Maguire 611 shall provide B of A with 1224 unreserved parking passes and 4 reserved parking stalls at the Project and B of A shall pay to Maguire 611 an amount equal to $960,000 per annum in parking rent ("Parking Rent") for these parking passes.


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Such Parking Rent shall increase annually by five percent (5%) commencing on the first anniversary of the Closing Date and each year thereafter; (b) Commencing on November 1, 2010 until April 30, 2013, Maguire 611 shall provide B of A with 805 unreserved parking passes (or 9 parking passes per 1,000 square feet of space leased) and 4 reserved parking stalls at the Project and B of A shall pay to Maguire 611 an amount equal to $884,000 per annum in Parking Rent for these parking passes. Such Parking Rent shall increase annually by five percent (5%) commencing on November 1 of the following year and each year thereafter; and (c) Commencing on May 1, 2013 until May 31, 2013, Maguire 611 shall provide B of A with 175 unreserved parking passes (or 9 stalls for every 1000 square feet of space leased) and 4 reserved parking stalls at the Project and B of A shall pay to Maguire 611 an amount equal to $18,500 in Parking Rent for these parking passes.

                     1.4.2.5 Buyer and Seller shall have executed concurrently with this Agreement an amendment to the Operating Agreement in the form attached hereto as Exhibit D (the "Amendment to Operating Agreement") that provides for the waiver, effective upon execution of this Agreement, of all of Buyer's first rights of negotiation, offer and refusal and rights of purchase and sale under the Operating Agreement in connection with any proposed sale of the Project or Seller's Membership Interest in the Company as set forth in Sections 9.5(c), 9.6(a), 9.6(b), 20.3, 20.4, 22.1(e) and 22.6 of the Operating Agreement if Buyer fails for any reason to acquire Seller's Membership Interest in the Company and pay to Seller the Purchase Price and all other amounts payable to Seller in accordance with this Agreement on or before the Closing Date, except due to a Seller default after notice and expiration of all applicable cure periods under this Agreement or a failure of a condition that benefits Buyer under Section
1.4.1 of this Agreement.

                     1.4.2.6 Seller's executive committee shall have approved this Agreement, which shall be deemed satisfied by Seller's execution of this Agreement.

                  1.4.3 Covenants of Buyer and Seller. Buyer and Seller agree to execute the document described in Section 1.4.2.5. Buyer and Seller agree to cause Maguire 611 to execute the document described in Section 1.4.2.4. Seller agrees to cause B of A to execute the documents described in Sections 1.4.1.5 and 1.4.2.4.

               1.5 Closing Documents and Materials. The parties shall deposit the following with Escrow Holder prior to the Close of Escrow:

                  1.5.1 Buyer shall deposit:

                           1.5.1.1 The Purchase Price Balance and all other amounts payable by Buyer in accordance with this Agreement;

                           1.5.1.2 The Amendment to Lease duly executed by Maguire 611;

                           1.5.1.3 Amendment to Operating Agreement duly executed by Buyer; and

                           1.5.1.4 An Assignment and Assumption Agreement in the
form hereto as Exhibit E ("Assignment") duly executed by Buyer.


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                     1.5.2 Seller shall deposit:

                           1.5.2.1 The Assignment duly executed by Seller;

                           1.5.2.2 The Estoppel Certificate duly executed by B of A;

                           1.5.2.3 The Amendment to Lease duly executed by B of A; and

                           1.5.2.4 The Amendment to Operating Agreement duly executed by Seller;

                     1.5.3 The parties shall each deposit such other documents or instruments into Escrow as are reasonably required by Escrow Holder or otherwise necessary to proceed to the Close of Escrow and consummate the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

                  1.6 Close of Escrow. On the Closing Date, Escrow Holder shall take the following actions:

                     1.6.1 deliver to Seller the Purchase Price Balance and all other amounts payable to Seller in accordance with this Agreement;

                     1.6.2 return any remaining Escrow funds to Buyer; and

                     1.6.3 deliver to each party an executed copy of each of the documents deposited into Escrow.

                  1.7 Defaults with Respect to the Close of Escrow.

                     1.7.1 Buyer's Default. IN THE EVENT THE CLOSE OF ESCROW DOES NOT OCCUR SOLELY BY REASON OF ANY DEFAULT OF BUYER (ALL CONDITIONS TO BUYER'S OBLIGATIONS RESPECTING THE CLOSE OF ESCROW HAVING BEEN SATISFIED), WHICH DEFAULT IS NOT CURED WITHIN TWO (2 BUSINESS DAYS .AFTER THE RECEIPT OF WRITTEN NOTICE THEREOF FROM SELLER, THE PARTIES AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER, THEREFORE THE PARTIES DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER DEFAULTS AND FAILS TO COMPLETE ITS PURCHASE OF SELLER'S MEMBERSHIP INTEREST IN THE COMPS IS AND SHALL BE, AS SELLER'S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) AN AMOUNT EQUAL TO THE DEPOSIT (WHICH FOR THIS PURPOSE SHALL INCLUDE ANY ACCRUED INTEREST THEREON) AND THE CLOSING EXTENSION DEPOSIT, IF MADE BY BUYER. SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT BY BUYER AND SELLER HEREBY WAIVES ALL OTHER CLAIMS TO DAMAGES OR ANY OTHER REMEDIES AGAINST BUYER, EXCEPT FOR BUYER'S INDEMNITY OBLIGATIONS OR ANY CLAIMS BY SELLER FOR ATTORNEYS' FEES UNDER SECTIONS 3.4 AND 9.2 OF THIS AGREEMENT, THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369 BUT IS INTENDED TO


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          CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL
          CODE SECTIONS 1671,1676 AND 1677. NOTWITHSTANDING THE FOREGOING, THE TERMS AND PROVISIONS OF THIS SECTION 1.7.1 SHALL NOT LIMIT BUYER'S LIABILITY SECTIONS 3.4 AND 9.2.

                    RFM                                   KK         SO
                ----------------                         -----------------
                Buyer's Initials                         Seller's Initials

Notwithstanding anything to the contrary contained herein, the provisions of this Section 1.7 shall survive the Close of Escrow or earlier termination of this Agreement.

                  1.7.2 Default by Seller. In the event the Close of Escrow does not occur by reason of any default by Seller after notice and expiration of all applicable cure periods under this Agreement, Buyer shall, as its sole and exclusive remedy, be entitled to either (i) the return of the Deposit and the Closing Extension Deposit if made by Buyer (including any interest accrued thereon), and recovery from Seller of all costs and expenses incurred by Buyer in connection with the transaction contemplated by this Agreement up to a maximum amount of $250,000, and the modifications to the Operating Agreement set forth in Section 1.4.2.5 above shall be null and void; or (ii) specific performance of this Agreement provided that Buyer tenders the Purchase Price on or before the Closing Date; provided, however, if Buyer cannot obtain specific performance due to Seller contesting Buyer's right of specific performance, then Buyer shall be entitled to pursue all other rights or remedies to which it may be entitled at law or in equity as a result of Seller's default in closing Escrow after notice and expiration of all applicable cure periods under this Agreement, and the modifications to the Operating Agreement set forth in Section 1.4.2.5 above shall be null and void. Seller shall not be in default in the performance of any material obligation required to be performed by Seller under this Agreement unless Seller has failed to perform such material obligation within two (2) business days after the receipt of written notice thereof from Buyer.

               1.8 Failure of Conditions to Close of Escrow. In the event of the non-satisfaction of a condition precedent to Buyer's obligations with respect to the Close of Escrow that is not the result of a Seller default, Buyer shall have the right to terminate the Agreement, Buyer shall be entitled to a return of the Deposit and Closing Extension Deposit (if delivered by Buyer) and the modifications to the Operating Agreement set forth in Section l.4.2.5 above shall be null and void.

               1.9 Costs and Prorations. Buyer shall bear all fees and costs with respect to the Close of Escrow and the consummation of the transaction contemplated under this Agreement, including, without limitation, Escrow Holder's fees and costs, the commission to be paid to Broker pursuant to Section 4 below, costs in connection with satisfying the requests of Credit Suisse, transfer fees, defeasance fees, prepayment fees, if any, loan servicer fees and charges, rating agency fees and charges, and the fees and costs of Buyer's and Seller's respective legal counsel (up to a maximum amount of $75,000 for Seller's legal counsel) in connection with this transaction, including, without limitation, the preparation and negotiation of this Agreement and other documentation related to the foregoing, and the proposed initial public offering by Maguire Properties, Inc. contemplated in that certain Form S-11 Registration Statement (Registration No. 333-101170), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Maguire IPO"). All income and expenses of Company and the Project shall be prorated as of the Close of Escrow so that Seller shall receive all distributions, including, without limitation, Net Operating Cash Flow, that Seller is entitled to receive under the Operating Agreement through and including the Closing Date. If any prorations shall require final adjustment after the Close of Escrow, then the parties shall make the appropriate adjustments promptly when accurate information becomes available. Any such adjustment to prorations shall be paid


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promptly in cash to the party entitled thereto. Notwithstanding anything to the contrary contained herein, the provisions of this Section 1.9 shall survive the Close of Escrow or earlier termination of this Agreement.

                  1.10 Initial Public Offering. If at any time the Maguire IPO is terminated or it becomes apparent that there is no reasonable likelihood of the Maguire IPO being consummated by July 15, 2003 (or October 31, 2003, as applicable if Buyer validly exercises the Extension Option) then Buyer shall immediately notify Seller in writing of such termination or delay in the Maguire IPO ("Buyer's Notice"). In Buyer's Notice, Buyer shall indicate to Seller whether Buyer intends to consummate the Close of Escrow under this Agreement by the required July 15, 2003 (or October 31, 2003, as applicable if Buyer validly exercises the Extension Option) Closing Date notwithstanding such termination or delay of the Maguire IPO. If in Buyer's Notice, Buyer notifies Seller that it intends to consummate the Close of Escrow under this Agreement by the required July 15, 2003 (or October 31, 2003, as applicable if Buyer validly exercises the Extension Option) Closing Date even though the Maguire IPO has been terminated or delayed, then Buyer shall include in Buyer's Notice a customary and standard commitment letter or letters ("Commitment Letter") with commercially reasonable closing conditions from one or more independent (i.e., unaffiliated with Buyer) financial institutions (and/or investment parties in a financial condition reasonably acceptable to Buyer) evidencing a commitment to fund the aggregate Purchase Price under this Agreement by the required July 15, 2003 (or October 31, 2003, as applicable if Buyer validly exercises the Extension Option) Closing Date subject to satisfaction of the commercially reasonable closing conditions set forth in the commitment letter. If Buyer notifies Seller that due to the termination or delay of the Maguire PTO that Buyer does not intend to consummate the Close of Escrow under this Agreement by the required July 15, 2003 (or October 31, 2003, as applicable if Buyer validly exercises the Extension Option) Closing Date, or if Buyer does not include the Commitment Letter in Buyer's Notice as described above, then Seller shall have the right to terminate this Agreement and retain the Deposit and Closing Extension Deposit as liquidated damages in accordance with Section 1.7.1, and the modifications to the Operating Agreement set forth in Section 1.4.2.5 shall remain in full force and effect.

            2. ASSIGNMENT. Upon prior written notice to Seller, Buyer shall have the right to assign its rights and interest in this Agreement (including for collateral purposes), to an Affiliate of Buyer (as "Affiliate" is defined in
Section 20.2(c) of the Operating Agreement), Maguire Properties, Inc., the operating partnership or a wholly-owned subsidiary of the operating partnership (as "operating partnership" is defined in the Registration Statement), or to nominate an Affiliate, Maguire Properties, Inc, the operating partnership or a wholly-owned subsidiary of the operating partnership to take title to Seller's Membership Interest in the Company, in which case all documents to be delivered under this Agreement in which Buyer is intended to be a party or which are delivered for the benefit of Buyer shall instead be delivered in the name of such assignee or nominee. No assignment by Buyer shall release Buyer from liability hereunder. Except as described in this Section 2, Buyer shall not have the right to assign its rights, interests or obligations under this Agreement.

            3. REPRESENTATIONS, WARRANTIES AND COVENANTS.

               3.1 Representations and Warranties of Buyer and Seller. Each of Buyer and Seller represents and warrants to the other that:

                  3.1.1 except as described in this Agreement, it is not subject to any contract, agreement or any other restriction of any kind, and does not know of any contract, agreement or any other restriction of any kind, which would prevent the consummation of the transactions contemplated by this Agreement;


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                        3.1.2 it is a corporation or limited liability company,
      duly formed and presently existing under the laws of the state of its incorporation or formation, and will, at all times during the term of this Agreement, have adequate power and authority to make and carry out this Agreement, and is qualified to do business in the State of California;

                        3.1.3 its execution, delivery and performance of this Agreement have been and are duly authorized by its organizational documents and do not require the consent or approval of any governmental body or regulatory authority or other entity, are not in contravention or conflict with any applicable law or regulation or any term or provision of its organizational documents, and that this Agreement is a valid, binding and legally enforceable obligation in accordance with its terms, subject to bankruptcy, insolvency and similar laws and general principals of equity; and

                        3.1.4 except as described in this Agreement, as of the date hereof it has not sold, assigned, transferred, hypothecated, pledged, encumbered or otherwise disposed of all or any portion of its rights or interest in the Company. Seller hereby represents and warrants to Buyer that Seller is the sole owner of Seller's Membership Interest in the Company, free and clear of any lien, encumbrance, security interest or claim.

                  3.2 Covenants of Buyer.

                        3.2.1 Subsequent FAR Payments. Pursuant to Section 2.1.3 of that certain Master Agreement and Joint Escrow Instructions (the "Master Agreement"), dated as of December 11, 2000, executed by Buyer, Seller and Company, Buyer hereby covenants and agrees that, if within ninety (90) months following the date of the Master Agreement a building permit or permits is hereafter issued for the Transfer Property (as defined in the Master Agreement) for an aggregate amount of FAR Entitlements in excess of 300,000 square feet of improvements, then within thirty (30) days following the issuance of any such building permit, Buyer shall pay to Seller an additional amount equal to Twelve and 50/100 Dollars ($12.50) for each square foot of FAR Entitlements in excess of 300,000 square feet. Notwithstanding anything to the contrary contained herein, the provisions of this Section 3.2 shall survive the Close of Escrow or earlier termination of this Agreement.

                  3.3 AS-IS; No Warranties; Release. Except as expressly provided otherwise in this Agreement with respect to Seller's representations and warranties, Seller's Membership Interest in the Company is purchased and sold in "AS IS" and "WHERE IS" condition "WITH ALL FAULTS" as of the Closing Date. The Purchase Price and the terms and conditions set forth in this Agreement are the result of arm's-length bargaining between entities familiar with transactions of this kind and said price, terms and conditions reflect the fact that, except as otherwise expressly provided in this Agreement with respect to Seller's representations and warranties, Buyer shall have the benefit of, and is relying upon, no statements, representations, warranties or covenants whatsoever made by or enforceable directly against Seller relating to the Seller's Membership Interest in the Company or the Project. Except as otherwise expressly provided in this Agreement with respect to Seller's representations and warranties, Buyer is relying solely upon its own inspection and investigation of Seller's Membership Interest in the Company and the Project. Except for representations and warranties of Seller that are expressly set forth in this Agreement, Seller is not making nor shall be deemed to have made any representation or warranty of any kind or nature as to the Company, the Project or the transactions contemplated in this Agreement, including, without limitation, (i) the financial status of the Company or the Project, including, without limitation, the income to be derived therefrom, (ii) the value, nature, quality, physical or environmental condition, safety or any other aspect of the Project or the Project's compliance with applicable laws, ordinances, rules and regulations, including, without limitation, zoning ordinances, building codes and


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environmental statutes or regulations, (iii) the accuracy or thoroughness of any information or data provided to Buyer by Seller, (iv) the development potential of all or any part of the Project, (v) the suitability of the Project for Buyer's business purposes or the feasibility of obtaining the entitlements and approvals necessary for Buyer's business purposes, or (vi) any other matter relating to the Company or the Project. Except for the representations, warranties, covenants, liabilities and obligations of Seller under this Agreement, effective upon the Close of Escrow, Buyer hereby for itself and each and all of its agents, employees, members, partners, officers, directors, affiliates, subsidiaries, shareholders and representatives (collectively, "Buyer's Affiliates") irrevocably and unconditionally releases, discharges and forever acquits, and waives its right to recover, from Seller and Seller's agents, employees, members, partners, officers, directors, affiliates, subsidiaries, shareholders and representatives (collectively, "Seller's Affiliates") any and all damages, losses, liabilities, costs or expenses whatsoever (including reasonable attorneys' fees and costs) and claims therefor (collectively, "Claims"), whether direct or indirect, known or unknown or foreseen or unforeseen, which may arise from or be related to the Operating Agreement, Seller's Membership Interest in the Company, Company, the Project and/or matters that were disclosed to or known by Buyer prior to Close of Escrow. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would have materially affected Buyer's release to Seller. Without limiting the foregoing, Buyer acknowledges and agrees that Buyer shall rely upon Buyer's own due diligence, investigation and evaluation of Seller's Membership Interest in the Company and the underlying assets and liabilities represented by Seller's Membership Interest in the Company in determining whether the Seller's
Membership Interest in the Company and the Project are suitable for purchase by Buyer. Buyer acknowledges that Buyer has been given a reasonable opportunity to inspect and investigate the Seller's Membership Interest in the Company, Company and the Project and all aspects relating thereto, either independently or through agents of Buyer's choosing prior to the Closing Date, and that Buyer is acquiring Seller's Membership Interest in the Company based exclusively upon Buyer's own investigations and inspections, except for representations and warranties of Seller that are expressly set forth in this Agreement. Except for the representations, warranties, covenants, liabilities and obligations of Buyer under this Agreement, effective upon the Close of Escrow, Seller hereby for itself and each and all of its Seller's Affiliates irrevocably and unconditionally releases, discharges and forever acquits, and waives its right to recover, from Buyer and Buyer's Affiliates any and all Claims which may arise from or be related to the Operating Agreement prior to the Close of Escrow, whether direct or indirect, known or unknown or foreseen or unforeseen. This release includes claims of which Seller is presently unaware or which Seller does not presently suspect to exist which, if known by Seller, would have materially affected Seller's release to Buyer.

The terms and provisions of this Section 3.3 shall not be applicable to the obligations and liabilities of the parties under the B of A Lease or that certain Parking Structure Expansion and Easement Agreement ("Parking REA") dated as of April 17, 2001 or any other document or agreement executed by such parties in connection with the B of A Lease and/or the Parking REA.

            With respect to the releases expressly contained in this Section 3.3, Buyer and Seller, by their respective initials set forth below, on behalf of Buyer and all of Buyer's Affiliates and Seller and all of Seller's Affiliates, respectively, expressly waive any of their rights and benefits granted under California Civil Code Section 1542 in connection therewith, which provides as follows:

      "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF

      EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIAL AFFECTED THIS SETTLEMENT WITH THE DEBTOR."

             RFM                                  ILLEGIBLE
        --------------                        -----------------
        Buyer's Initials                      Seller's Initials

Notwithstanding anything to the contrary contained herein, the provisions of this Section 3.3 shall survive the Close of Escrow or earlier termination of this Agreement.

                  3.4 Indemnity. Buyer shall defend, indemnify, protect and hold Seller and Seller's Affiliates harmless from and against any and all Claims, whether direct or indirect, known or unknown or foreseen or unforeseen, incurred by Seller or Seller's Affiliates, or that may be brought against them by (i) third parties, arising out of Seller's Membership Interest in the Company that arise after the Close of Escrow, or arising out of any misrepresentation or breach of warranty or covenant by Buyer under this Agreement or any document executed by Buyer pursuant to this Agreement, or (ii) Credit Suisse or Disney arising out of or relating to this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of this Section 3.4 shall survive the Close of Escrow.

            4. BROKERS. Each party represents and warrants that it has had no dealings with any broker in connection with this Agreement and the consummation of the transactions described herein, and knows of no broker or other party to whom a broker's or finder's fee or similar compensation is or may be payable in connection therewith, except for Jones Lang LaSalle ("Seller's Broker"). Buyer shall be responsible for the payment to Broker of a fee concurrent with, and conditioned upon, the closing of this transaction. Each party agrees to indemnify, defend and hold harmless the other party from and against any and all claims, losses, liens, claims, judgments, liabilities, costs, expenses or damages (including reasonable attorneys' fees and court costs) of any kind or character, arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by such party or on its behalf with any broker or finder in connection with this Agreement or the transactions contemplated hereby. The foregoing indemnity shall survive the Close of Escrow or the earlier termination of this Agreement.

            5. CONFIDENTIALITY. Buyer and Seller agree to keep this Agreement confidential and to not disclose or make any public announcements with respect to the subject matter hereof without the written consent of the other party, unless a party is required to make such disclosure under applicable law and relies upon the advice of legal counsel in making such disclosure. This Section 5 shall not restrict disclosures (i) to Buyer Affiliates or Seller Affiliates, or their respective attorneys, consultants, agents, accountants, or existing or potential investors or lenders; (ii) to Credit Suisse or Disney; (iii) as required to comply with governmental, regulatory or other legal requirements pertaining to the Maguire IPO; or (iv) in connection with any legal proceedings between the parties.

            6. NOTICES. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered, sent by recognized overnight mail service or by registered or certified mail, postage pre-paid, return receipt requested, or sent by facsimile, and shall be effective upon the date of receipt (or the date delivery is rejected) at the following addresses:

            To Buyer:             Maguire Partners
                                  555 West Fifth Street
                                  Suite 5500
                                  Los Angeles, California 90013-1010
                                  Attention: Robert F. Maguire III
                                  Fax No.: (213) 533-5100

            With copies to:       Maguire Partners
                                  555 West Fifth Street
                                  Suite 5500
                                  Los Angeles, California 90013-1010
                                  Attention: Mark Lammas, Esq.
                                  Fax No.: (213) 533-5198

            and                   Munger, Tolles & Olson LLP
                                  355 5. Grand Avenue
                                  Suite 3500
                                  Los Angeles, California 90071
                                  Attention: Jeffrey A. Heintz, Esq.
                                  Fax No.: (213) 683-5185

            To Seller:            BankAmerica Realty Services, Inc.
                                  560 Davis Street, 21st Floor
                                  San Francisco, California 94111
                                  Attention: Michael C. Davis
                                  Fax No.: (619) 515-5656

            With copies to:       Bank of America, NT & SA
                                  Corporate Real Estate
                                  275 S. Valencia Avenue
                                  Brea, California 92823-6340
                                  Attention: Karl Kellogg
                                  Fax No.: (714) 792-4489

            and                   Bank of America, NT & SA
                                  Legal Department South #4017
                                  555 South Flower Street
                                  Los Angeles, California 90071-2385
                                  Attention: John A. Clark
                                  Fax No.: (213) 228-5344

            and                   Clifford Chance US LLP
                                  601 S. Figueroa Street
                                  44th Floor
                                  Los Angeles, CA 90071-5704
                                  Attention: Jerry Walsh, Esq.
                                  Fax No. (213) 312-9401

            To Escrow Holder      Commerce Escrow Company
                                  1545 Wilshire Boulevard
                                  Suite 600
                                  Los Angeles, CA 90071
                                  Attention: Mr. Mark Minsky
                                  Fax No. (213) 484-0855

            7. CHANGE OF ADDRESS. Notice of change of address shall be given by written notice in the manner detailed in Section 6 above. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of the notice, demand, request or communication sent.

            8. ARBITRATION OF DISPUTES. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENTS OR INSTRUMENTS RELATING HERETO OR DELIVERED IN CONNECTION HEREWITH SHALL AT THE REQUEST OF ANY PARTY BE DETERMINED BY ARBITRATION IN ACCORDANCE WITH THE TERMS AND PROVISIONS SET FORTH IN ARTICLE 26 OF THE OPERATING AGREEMENT.

            NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

              RFM                                 ILLEGIBLE
        ----------------                      -----------------
        Buyer's Initials                      Seller's Initials

            9. MISCELLANEOUS.

                  9.1 Amendments. This Agreement may be amended from time to time only by a writing executed by all parties.

                  9.2 Attorneys' Fees. If any judicial action or proceeding or arbitration between the parties for declaratory relief (or any appeal thereof) or to enforce any of the provisions of this Agreement or any right of any party hereto, regardless of whether such action or proceeding is prosecuted to judgment, and in addition to any other remedy, the unsuccessful party shall pay to the successful party all costs and expenses, including reasonable attorneys' fees, incurred therein by the successful party. For this purpose, the successful party shall be the party whose major arguments or positions could reasonably be said to have prevailed over the major arguments or positions of the other party. Notwithstanding anything to the contrary contained herein, the provisions of this Section 9.2 shall survive the Close of Escrow or earlier termination of this Agreement.

                  9.3 Entire Agreement. This Agreement (including the exhibits hereto) are the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior agreements between the parties with respect to the matters described herein.

                  9.4 Exhibits. All of the exhibits attached to this Agreement are hereby incorporated by reference.

                  9.5 Captions. Any titles or captions of sections or paragraphs contained in this Agreement are for convenience only and shall not be deemed a part of the context of this Agreement.

                  9.6 Pronouns. All pronouns and any variations thereof shall be deemed to referred to the masculine, feminine, neuter, singular or plural, as the identification of the person or persons, entity or entities, may require.

                  9.7 Governing Law. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of California.

                  9.8 Severability. If any provision of this Agreement shall be invalid or enforceable for any reason and to any extent (unless such invalidity would prevent all parties from receiving the benefit of their bargain), the remainder of this Agreement shall not be affected thereby, but shall be enforced to the greatest extent permitted by law.

                  9.9 Further Documents; Cooperation. All parties shall execute such further documents and take such further actions as may be reasonably necessary or desirable to accomplish any transaction intended or authorized by this Agreement. Notwithstanding the generality of the foregoing, if required in order to consummate the transaction evidenced by this Agreement, Seller shall cooperate with Buyer to obtain the consent of Credit Suisse and any applicable rating agency approval required under the Credit Suisse Loan Documents.

                  9.10 Non-Waiver of Rights and Breaches. No failure or delay of a party in the exercise of any right given to such party hereunder or by law shall constitute a waiver thereof, nor shall any single or partial exercise of any such right preclude other further exercise thereof or of any other right. The waiver by any party of any breach of any provision hereof shall not be deemed to be a waiver of any subsequent breach thereof, or of any breach of any other provision hereof.

                  9.11 Parties Bound. This Agreement shall bind and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns.

                  9.12 Waiver of Trial by Jury. The parties hereby waive any and all rights they may have under applicable law to trial by jury with respect to any dispute with each other arising directly or indirectly in connection with this Agreement.

                  9.13 Construction. The parties hereto hereby acknowledge and agree that (A) each party hereto is of equal bargaining strength, (B) each such party has actively participated in the drafting, preparation and negotiation of this Agreement, (C) each such party has consulted with such party's own, independent counsel, and such other professional advisors as such party has deemed appropriate, relating to any and all matters contemplated under this Agreement, (D) each such party and such party's counsel and advisors have reviewed this Agreement, (E) each such party has agreed to enter into this Agreement following such review and the rendering of such advice, and (F) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, or any portions hereof, or any amendments hereto.

                  9.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute but one and the same instrument.

            IN WITNESS WHEREOF, the Buyer and Seller have entered into this Agreement as of the date first set forth above.

                                  SELLER:

                                  BANKAMERICA REALTY SERVICES, INC.,
                                  a Delaware corporation


                                  By:   /s/ Karl D. Kellogg
                                        -------------------------------------
                                  Name: Karl D. Kellogg
                                        -------------------------------------
                                  Its:  Vice President
                                        -------------------------------------

                                  By:   /s/ Steven T. Ohigashi
                                        -------------------------------------
                                  Name: Steven T. Ohigashi
                                        -------------------------------------
                                  Its:  Senior Vice President
                                        -------------------------------------

                                  BUYER:


                                  MAGUIRE PARTNERS GLENDALE, LLC,
                                  a California limited liability company

                                  By:   Maguire Partners-III, Inc.,
                                        a California corporation


                                  By:   /s/ Robert F. Maguire, III
                                        -------------------------------------
                                          Robert F. Maguire, III
                                          President

                                   Exhibit A

                                   SITE PLAN



                      [GLENDALE CENTER SITE PLAN GRAPHIC]




                                   Exhibit A

                                    Exhibit B

                              ESTOPPEL CERTIFICATE


                                   Exhibit B

                              Estoppel Certificate

                                (Bank of America)

                                  _______ 2003

Maguire Partners-Glendale Center, LLC
c/o Maguire Partners
555 West Fifth Street
Suite 5000
Los Angeles, California 90013-1010

Ladies and Gentlemen:

                  The undersigned certifies as of the date hereof as follows:

                  1. It is the tenant under the Amended and Restated Glendale Center Office Lease dated March 5,1996 (the "LEASE") between Maguire Thomas Partners-Glendale Center, LLC, as landlord (together with its successors and assigns, "LANDLORD"), and the undersigned, as tenant ("TENANT"), for premises on level "A" and the 10th through 14th floors consisting of 136,030 square feet of Rentable Area (the "LEASED PREMISES") in the building located at 611 N. Brand Boulevard, Glendale, California (the "BUILDING"). All capitalized terms not otherwise defined herein shall have the meanings provided in the Lease.

                  2. The Lease is in full force and effect. The Lease has not been amended, modified or supplemented except as follows: Letter Agreement between Tenant and Disney Enterprises, Inc. re Sublease Right of First Offer, dated March 5, 1996; Relocation Notice dated March 1, 1996; and First Amendment to Amended and Restated Glendale Center Office Lease dated as of ________, 2003. There are no other agreements or understandings, whether written or oral, between Tenant and Landlord with respect to the Lease, the Leased Premises or the Building.

                  3. Tenant has accepted possession of and occupies the entire Leased Premises under the Lease. The term of the Lease commenced on November 1, 1995, expires on October 31, 2010 with respect to floors 13 and 14, and expires on April 30, 2013 with respect to the remainder of the Leased Premises (i.e., level A and floors 10,11 and 12) subject to Tenant's various termination options contained in the Lease, including, but not limited to, the rights set forth in Sections 12.3,12.4,12.6,12.7 and 13.1 of the Lease. Tenant may also have rights of termination as provided under the laws of the State of California, except as limited by the terms of the Lease, including, but not limited to Sections 12.3, 12.4, 12.7, 13.1. The foregoing expiration dates are also subject to the following renewal options: four (4) consecutive options to renew for both the 13th and 14th floors and the remainder of the Leased Premises for three (3) successive periods of five (5) years each, and a final period of four (4) years and six (6) months as to the 13th and 14th floors and a final period of one (1) year and eleven (11) months as to the remainder of the Leased Premises (i.e., level A and floors 10, 11 and 12), all subject to and in accordance with Section
3.3 of the Lease.

                  4. The monthly Basic Rent under the Lease is currently $_______________ and has been paid through the month of _______________2003, subject to adjustment and abatement in accordance with the Lease, including, but not limited to, Articles 3, 4, 6, 9, 12 and 13 and

Section 22.7. All Additional Rent, including Tenant's proportionate share of Operating Expenses and Real Property Taxes, and all other sums or charges due and payable under the Lease by Tenant have been paid through the month of ___________________2003, subject to adjustment and/or credit pursuant to the Lease, including, but not limited to, Sections 5.2, 5.3 and/or 5.5 and Tenant's audit and review rights pursuant to Section 5.5, and no Basic Rent or Additional Rent has been paid for more than one (1) month in advance of the due date thereof (excluding payments made in advance on an estimated basis in accordance with the Lease for Operating Expenses and Real Property Taxes).

                  5. There is no security deposit under the Lease.

                  6. To the best of Tenant's actual knowledge, both Tenant and Landlord have performed all of their respective obligations under the Lease and Tenant has no actual knowledge of any event which with the giving of notice, the passage of time or both would constitute a default by Landlord under the Lease.

                  7. To the best of Tenant's actual knowledge, Tenant currently has no claim against Landlord and no offset or defense to enforcement of any of the terms of the Lease. To the best of Tenant's actual knowledge, Tenant has not advanced any funds for or on behalf of Landlord for which Tenant has a right to deduct from or offset against future rent payments. Notwithstanding the foregoing provisions of this Paragraph 7, to the extent provided in the Lease Tenant may in the future (i) be entitled to an abatement and/or credit of Basic Rent, Operating Expenses and Real Property Taxes in accordance with the Lease, including, but not limited to, Articles 3, 4, 6, 9, 12 and 13 and Section 22.7, and (ii) exercise its termination rights pursuant to the Lease, including, but not limited to, the rights set forth in Sections 12.3, 12.4, 12.6, 12.7 and 13.1 of the Lease.

                  8. All improvements required to be completed by Landlord have been completed and there are no sums due to Tenant from Landlord. Landlord has not agreed to grant Tenant any free rent or rent rebate or to make any contribution to tenant improvements, except for those already paid or credited as set forth in the Lease. Landlord has not agreed to reimburse Tenant for or to pay Tenant's rent obligation under any other lease.

                  9. Tenant has not assigned the Lease and has not subleased the Leased Premises or any part thereof.

                  10. Tenant has no right or option pursuant to the Lease or otherwise to purchase all or any part of the Leased Premises or the Building. Tenant does not have any right or option for additional space in the Building.

                  11. No voluntary actions or, to the best of Tenant's actual knowledge, involuntary actions are pending against Tenant under the bankruptcy laws of the United States or any state thereof.

                  The undersigned individual in its capacity as an employee, officer or director of Tenant, hereby certifies that he or she is duly authorized to sign, acknowledge and deliver this letter on behalf of Tenant.

                  The information contained in this letter shall be for Landlord's benefit and for the benefit of Landlord's successors and assigns and may not be relied upon by any other person or entity unless such person or entity receives the prior written permission of Tenant.


                                        Very truly yours,

                                        BANK OF AMERICA, N.A.


                                        By: _____________________________
                                            Name: _______________________
                                            Title: ______________________

                                    Exhibit C

                               AMENDMENT TO LEASE


                                    Exhibit C

                     FIRST AMENDMENT TO AMENDED AND RESTATED
                          GLENDALE CENTER OFFICE LEASE

                  This FIRST AMENDMENT TO AMENDED AND RESTATED GLENDALE CENTER OFFICE LEASE ("First Amendment") is made and entered into as of _______, 2003, by and between MAGUIRE PARTNERS 611 - N. BRAND LLC, a Delaware limited liability company (the "Landlord"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Tenant").

                                    RECITALS

                  A. Maguire Partners-Glendale Center, LLC, a California limited liability company ("Company"), formerly known as Maguire Thomas Partners-Glendale Center, LLC, a California limited liability company, and Tenant have entered into that certain Amended and Restated Glendale Center Office Lease dated as of March 5, 1996 (as amended, the "Original Lease"). Landlord is the successor-in-interest to Company under the Original Lease.

                  B. Maguire Partners-Glendale, LLC, a California limited liability company ("MP"), and BankAmerica Realty Services, Inc., a Delaware corporation ("BARSI"), have entered into that certain Agreement for Purchase and Sale of Membership Interest and Joint Escrow Instructions dated as of May ___, 2003 (the "Purchase Agreement"), whereby MP has agreed to purchase from BARSI and BARSI has agreed to sell to MP all of BARSI's Membership Interest in the Company under that certain Amended and Restated Operating Agreement dated as of March 5, 1996, as amended by that certain Amendment to Amended and Restated Limited Liability Operating Agreement dated as of December 11, 2000 (as amended, the "Operating Agreement"), in accordance with the terms and conditions of the Purchase Agreement.

                  C. Pursuant to the Purchase Agreement, Landlord and Tenant desire to amend the Original Lease in order to provide for additional parking rights and obligations as provided in this First Amendment.

                  NOW, THEREFORE, in consideration of the promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                  1. Defined Terms. Defined terms are indicated in this First Amendment by initial capital letters. Except as specifically provided otherwise in this First Amendment, defined terms shall have the same meaning in this First Amendment as they do in the Original Lease.

                  2. Lease Summary. The Amended and Restated Lease Summary attached to the Original Lease is hereby amended to reflect an increase in the number of Parking Passes provided to Tenant in accordance with Section 3 below.

         3. Parking Facilities.

                  3.1 Article 26 of the Original Lease is hereby amended and restated in its entirety as follows:

         "26. Parking Facilities.

                  (a) Landlord shall provide and Tenant shall rent monthly parking spaces ("Passes") in the Parking Garage and the surface parking areas on the Land, or in the replacement parking area or structure provided by Landlord for use of the Project on the Land, or at another offsite location on a block adjacent to the Land (which has lighting, security and maintenance comparable to that of the parking facilities on the Land), so long as at all times at least 70% of the Passes that Tenant is renting under this Paragraph (a) or Paragraph (b) below are for parking located on the Land and at least 10 of which spaces may be reserved parking Passes, as follows: (a) Effective on the Closing Date (as defined in the Purchase Agreement) until October 31, 2010, Landlord shall provide Tenant with 1224 unreserved parking passes and 4 reserved parking stalls at the Project and Tenant shall pay to Landlord an amount equal to $960,000 per annum in parking rent ("Parking Rent") for these Passes. Such Parking Rent shall increase annually by five percent (5%) commencing on the first anniversary of the Closing Date and each year thereafter; (b) Commencing on November 1, 2010 until April 30, 2013, Landlord shall provide Tenant with 805 unreserved parking passes (or 9 parking passes per 1,000 square feet of space leased) and 4 reserved parking stalls at the Project and Tenant shall pay to Landlord an amount equal to $884,000 per annum in Parking Rent for these Passes. Such Parking Rent shall increase annually by five percent (5%) commencing on November 1 of the following year and each year thereafter; and (c) Commencing on May 1, 2013 until May 31, 2013, Landlord shall provide Tenant with 175 unreserved parking passes (or 9 stalls for every 1000 square feet of space leased) and 4 reserved parking stalls at the Project and Tenant shall pay to Landlord an amount equal to $18,500 in Parking Rent for these Passes. The use of the Passes shall be subject to reasonable parking rules and regulations as Landlord may reasonably establish from time to time, including the Parking Rules and Regulations attached hereto as Exhibit "I".

                  (b) Tenant shall have the option to rent an additional number of Passes, up to an aggregate of one (1) additional Pass per each 1,000 square feet of Rentable Area in the Premises, provided such additional Passes are available at the time Tenant requests the same and are not then required for any other tenant in the Project. If Tenant requests such additional Passes, Landlord shall provide such additional Passes (up to the aggregate of one Pass per 1,000 square feet of Rentable Area in the Premises) and Tenant shall rent such Passes for a minimum of three (3) months, after which time Tenant can return all or part of such additional Passes back to

         Landlord without further obligation to rent the same (but with the right to again rent such additional Passes on the foregoing terms). If any of the Passes or additional parking Passes are located in a parking facility off of the Land, Tenant shall pay the lower of (i) Landlord's Actual Cost of obtaining such Passes or additional Passes or (ii) the parking rates payable to Landlord for parking Passes that are located on the Land. If any substitute parking facilities are located off of the Land, Landlord shall provide shuttle and escort service to and from the offsite parking facility and the Building and the cost thereof only shall be an Operating Expense, if the offsite parking facility is being used as a result of a casualty or event beyond Landlord's control.

                  (c) Tenant shall pay an initial monthly Pass rent of $60.00 per Pass for any additional Passes pursuant to Section 26(b). The initial monthly Pass rental rates for additional passes may be increased but not decreased by Landlord from time to time after the first (1st) anniversary of the Commencement Date to the then prevailing parking pass market rental rates for such Passes, but no increase shall exceed ten percent (10%) per annum from the Commencement Date on a cumulative and compounded basis.

                  (d) Without restricting or limiting Tenant's rights set forth above in subsections (a), (b) and (c) above, Landlord shall have the right to provide-parking for the Project at off-site locations, and in such event, said off-site parking areas shall be deemed part of the Project for purposes of this Lease. Landlord shall have the right to change, delete or modify such off-site parking areas and to reconfigure the on-site parking areas and the Parking Garage so long as Landlord provides Voluntary Substitute Parking for Tenant to use its Passes to the extent Tenant's use of its passes is restricted or prohibited by such work. The Passes rented by Tenant pursuant to this Article 26 are provided to Tenant solely for use by Tenant's own personnel or Affiliates of Tenant and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval except to a permitted Transferee or an existing tenant or subtenant of the Building.

                  (e) Notwithstanding anything to the contrary contained in this Lease, Tenant's Passes shall provide the holder the right to access the parking facilities provided by Landlord twenty-four (24) hours per day, seven (7) days per week, every day of the year. Tenant's parking shall be non-tandem. Except for the pending lease with Total Women, should Landlord provide reserved, segregated, preferred, priority, valet or block parking to other tenants, the same shall be made available to Tenant at the same terms on a pro rata basis based on the Rentable Area of the Premises compared to the Rentable Area in the premises of the other tenant.

                  (f) A specific section shall be set aside within the Parking Garage or on the surface parking area on the Land for visitor parking. Such parking shall be at a charge to visitors at the rate established by Landlord from time to time, comparable to visitor parking rates being charged by landlords of first-class buildings in the Central Business District of Glendale. Tenant may purchase validations in 20 minute increments from Landlord at the lowest rate charged by Landlord to its other tenants and Tenant may elect to validate such parking for its visitors. Tenant shall comply with the Parking Rules and Regulations attached hereto as Exhibit "I", which are hereby incorporated herein by reference and made a part hereof, and other additional reasonable parking rules and regulations promulgated from time to time by Landlord which are not inconsistent with the foregoing, which are enforced in a non-discriminatory manner and which do not materially increase Tenant's obligations (including with respect to the payment of costs) or decrease Landlord's obligations hereunder.

                  (g) The rate for any additional Reserved Parking Passes pursuant to Section 26(b) shall be Seventy-Five Dollars ($75.00) per month per pass (before any applicable taxes) for the period from the Commencement Date until the first anniversary of the Commencement Date; for the period from the first anniversary of the Commencement Date until the second anniversary of the Commencement Date, such rate shall be Eighty Dollars ($80.00) per month per pass (before any applicable taxes); and for the period from the second anniversary of the Commencement Date until the third anniversary of the Commencement Date, such rate shall be Eighty-Five Dollars ($85.00) per month per pass (before any applicable taxes) and, commencing on the third (3rd) anniversary of the Commencement Date ("TACD"), the rate shall be the prevailing market rate for Reserved Parking Passes in comparable Buildings but in no event less than Eighty-Five Dollars ($85.00) per month per Reserved Parking Pass (before any applicable taxes). Except as expressly provided above, in no event shall the rate for the Reserved Parking Passes increase by more than ten percent (10%) per annum on a cumulative and compounded basis, computed on that TACD using $85.00 as a base so that the parking charge in the fourth (4th) year could not exceed Ninety-three and 50/100 ($93.50), and the parking charge in the fifth (5th) year could not exceed One Hundred Two and 85/100 Dollars ($102.85), etc."

                  4. Parking REA. Notwithstanding anything to the contrary contained in this First Amendment or the Original Lease, Landlord, as Lot 1 Owner under that certain Parking Structure Expansion and Easement Agreement ("Parking REA") dated as of April 17, 2001, will not approve any plans for reconstruction or modification of the Existing Parking Structure or approve any Major Decision under the Parking REA, that would reduce the number of parking spaces that have been historically used by Tenant during the Term of the Original Lease or that are then actually being used by Tenant as of the date of the proposed reconstruction or modification of the Existing Parking Structure or of the proposed Major Decision, as the case may be. In addition, notwithstanding anything to the contrary contained in the Parking REA, Tenant shall have all approval and consent rights of BARSI in connection with the removal and relocation of any automated teller machines pursuant to Section 6.7 of the Parking REA.

                  5. Non-Impairment. Except as expressly amended by this First Amendment, the Original Lease remains unmodified and in full force and effect.

                  6. Counterparts; Telefacsimile Execution. This First Amendment may be executed in counterparts, each of which shall be deemed to be a part of an original and all of which together shall constitute one (1) agreement. Delivery of an executed counterpart of this First Amendment by telefacsimile shall be equally as effective as delivery of an original of this First Amendment. Any party delivering an executed counterpart of this First Amendment by telefacsimile also shall deliver an original counterpart of this First Amendment, but the failure to deliver an original counterpart shall not affect the validity, enforceability and binding effect of this First Amendment. Signature pages may be detached from any counterpart of this First Amendment and attached to a single copy of this First Amendment to physically form one (1) document.

                  IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

                             LANDLORD:

                             MAGUIRE PARTNERS 611 - N. BRAND LLC,
                             a Delaware limited liability company

                             By: Maguire Partners - Glendale Center, LLC, a California limited liability company

                                  By:  Maguire Partners - Glendale, LLC,
                                       a California limited liability company

                                       By:  Maguire Partners-III, Inc.,
                                            a California corporation

                                            By:________________________________
                                                  Robert F. Maguire III

                                  By:  BankAmerica Realty Services, Inc.,
                                       a Delaware corporation

                                       By: ____________________________________

                                       Name: __________________________________

                                       Its: ___________________________________


                                       By: ____________________________________

                                       Name: __________________________________

                                       Its: ___________________________________

                             TENANT:

                             BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                             ASSOCIATION

                             By: ______________________________

                                 Its: _________________________


                             By: ______________________________

                                 Its: _________________________

                                    Exhibit D

                        AMENDMENT TO OPERATING AGREEMENT



                                   Exhibit D

                    SECOND AMENDMENT TO AMENDED AND RESTATED
                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                     (MAGUIRE PARTNERS-GLENDALE CENTER, LLC)

         THIS SECOND AMENDMENT TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this "Amendment") is dated as of May __, 2003, and is entered into by and between Maguire Partners - Glendale, LLC, a California limited liability company ("MP"), and BankAmerica Realty Services, Inc., a Delaware corporation ("BARSI").

                                    RECITALS

         A. MP and BARSI entered into that certain Amended and Restated Operating Agreement dated as of March 5, 1996, as amended by that certain Amendment to Amended and Restated Limited Liability Operating Agreement dated as of December 11, 2000 (as amended, the "Operating Agreement"), concerning the establishment and operation of Maguire Partners-Glendale Center, LLC, a California limited liability company (the "Company"). MP and BARSI are the sole members of the Company.

         B. Maguire Partners-611 N. Brand LLC, a Delaware limited liability company ("Maguire 611"), owns and operates an office building project commonly known as "Glendale Center" situated on Brand Boulevard in the City of Glendale, State of California (the "Project"). Company is the sole member of Maguire 611.

         C. MP and BARSI have entered into that certain Agreement for Purchase and Sale of Membership Interest and Joint Escrow Instructions dated as of May , 2003 (the "Purchase Agreement"), whereby MP has agreed to purchase from BARSI and BARSI has agreed to sell to MP all of BARSI's Membership Interest in the Company under the Operating Agreement in accordance with the terms and conditions of the Purchase Agreement.

         D. Pursuant to the Purchase Agreement, MP and BARSI desire to amend the Operating Agreement as provided in this Amendment.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the promises, covenants and agreements set forth in this Amendment and the Operating Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Defined Terms. Defined terms are indicated in this Amendment by initial capital letters. Except as specifically provided otherwise in this Amendment, defined terms shall have the same meaning in this Amendment as they do in the Operating Agreement.

         2. MP's Waiver. MP hereby waives any and all of MP's first rights of negotiation, offer and refusal and rights of purchase and sale under the Operating Agreement in connection with any proposed sale of the Project or BARSI's Membership Interest in the Company as set forth in Sections 9.5(c), 9.6(a), 9.6(b), 20.3, 20.4, 22.1(e) and 22.6 of the Operating Agreement if MP fails for any reason to acquire BARSI's Membership Interest in the Company and pay to BARSI the Purchase Price (as defined in the Purchase Agreement) and all other amounts payable to BARSI on or before the Closing Date (as defined in the Purchase Agreement) in accordance with the terms and conditions of the Purchase Agreement, except due to a default by BARSI under the Purchase Agreement after expiration of all notice and cure periods under the Purchase Agreement or the failure of a condition that benefits MP under Section 1.4.1 of the Agreement.

         3. Nonimpairment. Except as specifically provided in this Amendment, the Operating Agreement is unchanged and shall remain in full force and effect and shall be binding upon the parties in accordance with its terms.

         4. Counterparts; Telefacsimile Execution. This Amendment may be executed in counterparts, each of which shall be deemed to be a part of an original and all of which together shall constitute one (1) agreement. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of an original of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver an original counterpart of this Amendment, but the failure to deliver an original counterpart shall not affect the validity, enforceability and binding effect of this Amendment. Signature pages may be detached from any counterpart of this Amendment and attached to a single copy of this Amendment to physically form one
(1) document.

                      (Signature Page Follows Immediately)

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

"MP":                                        "BARSI":

MAGUIRE PARTNERS - GLENDALE, LLC,            BANKAMERICA REALTY SERVICES,
a California limited liability company       INC., a Delaware corporation

By:  Maguire Partners - III,
     a California corporation                By: ____________________________
                                             Name: __________________________
                                             Its: ___________________________

     By: ______________________________
         Robert F. Maguire                   By: ____________________________
                                             Name: __________________________
                                             Its: ___________________________

                                    Exhibit E

                                   ASSIGNMENT


                                   Exhibit E

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Assignment") is made this ___ day of May, 2003, by and between BANKAMERICA REALTY SERVICES, INC., a Delaware corporation ("Assignor"), and MAGUIRE PARTNERS--GLENDALE, LLC, a California limited liability company ("Assignee"), with respect to the following matters. Capitalized terms in this Assignment shall have the meanings as defined herein, or, if not defined herein, shall have the meanings given such terms in the Purchase Agreement (as defined below).

                                   WITNESSETH:

         WHEREAS, Assignor, as seller, and Assignee, as buyer, entered into that certain Agreement for Purchase and Sale of Membership Interest and Joint Escrow Instructions dated as of May , 2003 ("Purchase Agreement"), whereby Assignor has agreed to sell to Assignee and Assignee has agreed to purchase from Assignor all of Assignor's Membership Interests in the Company under the Operating Agreement.

         WHEREAS, Assignor wishes to transfer all of its estate, right, title and interest and delegate all of its obligations and responsibilities in, to and under Assignor's Membership Interest in the Company under the Operating Agreement (collectively, the "Assigned Property") to Assignee.

                                   AGREEMENT

         NOW, THEREFORE, incorporating the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

                  1. Assignment. Assignor hereby assigns, sells, transfers, sets over and delivers unto Assignee all of Assignor's estate, right, title and interest and delegates unto Assignee all of Assignor's obligations and responsibilities in, to and under the Assigned Property, in its "as-is" condition and without representation or warranty of any kind other than those, if any, provided for in the Purchase Agreement, and Assignee hereby accepts such assignment. Assignor hereby covenants that Assignor will, at any time and from time to time, upon written request therefor, execute and deliver to Assignee, Assignee's successors, nominees and assigns, such documents as Assignee and Assignee's successors, nominees and assigns may reasonably request in order to fully effectuate the assignment contemplated herein, and to protect Assignee's right, title and interest in and to the Assigned Property.

                  2. Assumption. By accepting this Assignment, Assignee hereby assumes the performance of all of the terms, covenants, conditions, obligations and responsibilities imposed upon Assignor in connection with the Assigned Property arising on and after the Close of Escrow.

                  3. Quitclaim. Assignor hereby quitclaims and releases all of Assignor's estate, right, title, interest, obligations and responsibilities in, to and under Assignor's Membership Interest in the Company and the Project. Notwithstanding the foregoing, the quitclaim and release contained in this
Section 3 shall not be applicable to the rights and remedies of Bank of America NT&SA under (i) that certain Amended and Restated Glendale Center Office Lease dated as of March 5, 1996 (as amended, the B of A Lease"), (ii) that certain Parking Structure Expansion and Easement Agreement dated as of April 17, 2001("Parking REA") or (iii) any other document or agreement executed in connection with the B of A Lease and/or the Parking REA.

                  4. Attorneys' Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, conditions, agreements or provisions on the part of the other party arising out of this Assignment, then in that event the prevailing party shall be entitled to have and recover of and from the other party all reasonable costs and expenses of the action or suit, including reasonable attorneys' fees.

                  5. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the successors, assignees, personal representatives, heirs and legatees of all the respective parties hereto.

                  6. Governing Law. This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the state of California.

                  7. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

                                 "ASSIGNOR"

                                 BankAmerica Realty Services, Inc.,
                                 a Delaware corporation

                                 By:   _______________________________
                                 Its:  _______________________________

                                 By:   _______________________________
                                 Its:  _______________________________

                                 "ASSIGNEE"

                                 Maguire Partners -- Glendale, LLC,
                                 a California limited liability company

                                 By:   Maguire Partners -- III,
                                       a California corporation


                                       By:  __________________________
                                            Robert F. Maguire